Exhibit 5.7

Consent of Dr. Matthew D. Gray

Reference is made to the Registration Statement on Form F-10 and any amendments or supplements thereto, and the documents incorporated by reference therein (the “Registration Statement”) of Orla Mining Inc. (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended.

I, Dr. Matthew D. Gray, consent to (i) the inclusion and incorporation by reference in the Registration Statement, including any amendments or supplements thereto, of references to and information derived or summarized from the technical report dated effective January 11, 2021, entitled “Unconstrained Feasibility Study, NI 43-101 Technical Report on the Camino Rojo Gold Project Municipality of Mazapil, Zacatecas, Mexico” (the “Camino Rojo Technical Report”), or portions thereof, that was prepared by me, that I supervised the preparation of and/or was reviewed and approved by me; (ii) the inclusion and incorporation by reference in the Registration Statement, including any amendments or supplements thereto, of references to and information derived or summarized from the technical report dated effective January 18, 2022, entitled “Project Pre-Feasibility Updated NI 43-101 Technical Report on the Cerro Quema Project Province of Los Santos, Panama” (together with the Camino Rojo Technical Report, the “Technical Reports”), or portions thereof, that was prepared by me, that I supervised the preparation of and/or was reviewed and approved by me; and (iii) the use of and references to my name, including as an expert or "qualified person", in connection with the Technical Reports or the Registration Statement, including any amendments or supplements thereto.

/s/ Matthew D. Gray
Dr. Matthew D. Gray, Ph.D., C.P.G.

Dated: April 13, 2023